EXHIBIT 10.1

MELLON FINANCIAL CORPORATION

SHARESUCCESS PLAN
Amended Effective May 21, 2002

I.    Purpose

The purpose of this ShareSuccess Plan is to provide a performance incentive and to encourage stock ownership by employees of Mellon Financial Corporation and its Subsidiaries, and to align the interests of such individuals with those of the Corporation, its Subsidiaries and its shareholders. It is intended that Participants may acquire or increase their proprietary interests in the Corporation and be encouraged to remain in the employ of the Corporation or its Subsidiaries. The proceeds received by the Corporation from the sale of Common Stock pursuant to this Plan may be used for general corporate purposes.

II.    Definitions

The following terms shall have the meanings shown:

2.1    “Board of Directors” shall mean the Board of Directors of the Corporation.

2.2    “Change in Control Event” shall mean any of the following events:

(a)  The occurrence with respect to the Corporation of a “control transaction”, as such term is defined in Section 2542 of the Pennsylvania Business Corporation Law of 1988, as of August 15, 1989; or

(b)  Approval by the stockholders of the Corporation of (i) any consolidation or merger of the Corporation where either (x) the holders of voting stock of the Corporation immediately before the merger or consolidation will not own more than 50% of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation or (y) the Incumbent Directors immediately before the merger or consolidation will not hold more than 50% (rounded to the next whole person) of the seats on the board of directors of the continuing or surviving corporation, or (ii) any sale, lease or exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(c)  A change of 25% (rounded to the next whole person) in the membership of the Board of Directors within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period (i) was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period and (ii) was not as a result of an actual or threatened election with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors.

As used in this Section 2.4, the term “Incumbent Director” means as of any time a director of the Corporation (x) who has been a member of the Board of Directors continuously for at least 12 months or (y) whose election or nomination as a director within such period met the requirements of clauses (i) and (ii) of the preceding sentence.

2.3    “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

2.4    “Committee” shall mean the ShareSuccess Plan Administration committee having the authority to administer the Plan as set forth in Article III. The Committee shall be composed of the Chairman and Chief Executive Officer of the Corporation and the Senior Vice Chairman of the Corporation, and the Head of the Human Resources Department of Mellon Bank, N.A.. The members of the Committee may consult with such other individuals as they determine necessary and advisable but such individuals shall not be voting members of the Committee unless they are also members of the Board of Directors.

2.5    “Common Stock” shall mean the Common Stock of the Corporation.

2.6    “Corporation” shall mean Mellon Financial Corporation.

2.7    “Date of Exercise” shall mean the date that a Participant irrevocably elects to exercise his or her Option either by notice given directly to the Corporation or to the person designated by the Corporation as its agent for administering the exercise of Options under the Plan, in accordance with procedures approved by the Committee for such exercise.

2.8    “Employee” shall mean each employee of the Corporation or a Subsidiary who is carried on the payroll records of his or her employer as a common law employee, and who serves in a position not covered by a collective bargaining agreement, except that the term “Employee” shall not include any of the following:

(a)  The Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Senior Vice Chairman or any Vice Chairman of the Corporation.

(b)  Any member of the Senior Management Committee of the Corporation.

(c)  Any other individual employed by the Corporation or any Subsidiary who is scheduled to receive a grant of stock options under the Corporation’s Long-Term Profit Incentive Plan (1996), or any successor plan, in the next regular grant of stock options; provided, however, that those individuals who are identified as “HiPos” under the Long-

Term Profit Incentive Plan (1996) shall not be excluded from the definition of Employee hereunder.

(d)  Individuals employed by the businesses of the Corporation and Subsidiaries listed on Annex A hereto. Businesses may be added to or deleted from Annex A from time to time with the approval of the Committee. Provided, however, that individuals who are identified in connection with the businesses listed on Annex A as “Transition Employees” shall not be excluded from the definition of “Employee” hereunder.

(e)  It is expressly intended that any individual who is not carried on his or her employer’s payroll records as a common law employee be excluded from the definition of “Employee”, regardless of whether such person’s employment status is recharacterized by any court or government agency.

2.9    “Fair Market Value” shall mean the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

2.10    “Full-Time Employee” shall mean an Employee who is regularly scheduled to work at least the minimum number of hours established for full-time employment at his or her work location.

2.11    “HR Committee” shall mean the Human Resources Committee of the Board of Directors, or any successor committee.

2.12    “Notice” shall mean a letter or other form of notification approved by the Committee under Section 4.8.

2.13    “Option” shall mean the right granted to a Participant under Article IV of this Plan to purchase shares of Common Stock from the Corporation. All Options shall be options that are not qualified as “incentive stock options” within the meaning of Section 422 of the Code.

2.14    “Option Exercise Price” shall mean the price paid to the Corporation by a Participant to purchase a share of Common Stock under an Option.

2.15    “Part-Time Employee” shall mean an Employee who is not a Full-Time Employee and who is regularly scheduled to work less than the minimum number of hours established for full-time employment at his or her work location.

2.16    “Participant” shall mean an Employee or former Employee who holds an Option granted under Article IV of this Plan.

2.17    “Plan” shall mean this Mellon Financial Corporation ShareSuccess Plan.

2.18    “Subsidiary” shall mean:

(a)  Any corporation or other entity that is, directly or indirectly, wholly-owned by the Corporation.

(b)  Any other corporation or entity listed on Annex B hereto that is, directly or indirectly, owned in part by the Corporation. Subsidiaries may be added to or deleted from Annex B from time to time with the approval of the Committee.

I.    Administration

3.1    Administration of Plan.    The Committee shall administer the Plan. Actions adopted by the Committee in a meeting or unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Option. The Corporation shall bear all expenses of Plan administration.

3.2    Discretionary Authority of Committee.    Except to the extent provided otherwise, the Committee shall have full discretionary power, subject to, and within the limits of, the express provisions of the Plan:

(a)  To construe and interpret the Plan and Options granted hereunder, and to establish, amend, and revoke rules and regulations for administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any grant of an Option, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power the Committee may retain counsel at the expense of the Corporation. All decisions and determinations by the Committee in exercising this power shall be final and binding upon the Corporation and the Participants.

(b)  To authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Option previously granted hereunder.

(c)  To make any determinations necessary or desirable in the administration of the Plan.

(d)  To determine, in its sole discretion, eligibility for participation in the Plan in a manner consistent with the purposes of the Plan.

(e)  To exercise such powers and to make all other determinations deemed necessary or expedient to promote the best interests of the Corporation with respect to the Plan.

3.3    Cancellation and Reissuance of Options.    Options shall not be repriced by any method, including by cancellation and reissuance.

Grants to Employees

4.1    Participation.    Options will be granted under this Article IV only to persons who are Full-Time Employees or Part-Time Employees on the date of a grant of Options under Section 4.2 or Section 4.3. Any questions regarding eligibility to receive a grant under this Article IV shall be finally resolved by the Committee, which shall have full discretion to determine such eligibility.

4.2    Automatic Annual Option Grants (1999-2002).    Subject to the issuance of the Notices provided for in Section 4.8:

(a)  Effective June 15, 1999, each Full-Time Employee shall be granted an Option to purchase 150 shares of Common Stock and each Part-Time Employee shall be granted an Option to purchase 75 shares of Common Stock.

(b)  Effective June 15, 2000, each Full-Time Employee shall be granted an Option to purchase 150 shares of Common Stock and each Part-Time Employee shall be granted an Option to purchase 75 shares of Common Stock

(c)  Effective June 15, 2001, each Full-Time Employee shall be granted an Option to purchase 150 shares of Common Stock and each Part-Time Employee shall be granted an Option to purchase 75 shares of Common Stock.

(d)  Effective June 14, 2002, each Full-Time Employee shall be granted an Option to purchase 150 shares of Common Stock and each Part-Time Employee shall be granted an Option to purchase 75 shares of Common Stock.

4.3    Discretionary Grants.    Subject to the provisions of the Plan, after June 14, 2002, the HR Committee may, in its discretion grant Options from time to time to purchase the number of shares of Common Stock allotted by the HR Committee to such Full-Time Employees and Part-Time Employees as the HR Committee may designate.

4.4    Quarterly Grants.    If an Employee is on salary continuance pursuant to the Corporation’s Employee Displacement Program (or any successor or similar program of like import) on the date of any grant under Section 4.2, or on the date of any grant under Section 4.3 to substantially all Employees, and such Employee would otherwise have received a grant on that original date, he or she shall be granted an Option effective the last business day of the quarter in which he or she returns to active employment with the Corporation or a Subsidiary, provided such return to active employment occurs within 12 months of the original date. If an Employee of a business or Subsidiary listed on Annex A hereto is identified as a “Transition Employee” after the date of any grant under Section 4.2, or after the date of any grant under Section 4.3 to substantially all Employees, he or she shall be granted an Option effective the last business day of the quarter in which such Employee is identified as a “Transition Employee”. An Option granted under this Section 4.4 shall cover the same number of shares as would have been covered if the Option had been granted on the original date and the provisions as regards vesting and expiration in Sections 4.6 and 4.7 shall apply as if the Option had been granted on the original date.

4.5    Exercise Price.    The Option Exercise Price shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant.

4.6    Vesting.    Except as otherwise set forth in Section 4.4, Options granted under this Article IV shall become fully vested and exercisable as of the earlier of:

(a)  The seventh anniversary of the date of grant of the Option; or

(b)  The first day occurring after the first anniversary of the original date of grant under Section 4.2 or Section 4.3 (or such other date as the HR Committee may designate) of the Option on which the Fair Market Value of the Common Stock shall have equaled or exceeded the Option Exercise Price by a percentage (or amount) and for a number of trading days set by the Committee as of the original grant date of the grant under Section 4.2 or Section 4.3 and reflected in the Notice described in Section 4.8; or

(c)  The occurrence of a Change in Control Event;

provided, that except as otherwise provided in Section 4.6(c), the Participant must continue to be employed by the Corporation or a Subsidiary on such date.

4.7    Expiration of Options.    Except as otherwise set forth in Section 4.4, Options held by a Participant that have become exercisable pursuant to Section 4.6 shall expire as of the earliest to occur of the following:

(a)  Ten full years following the Option’s grant.

(b)  Where a Participant terminates employment with the Corporation or a Subsidiary after age 55 with five years of service, all of his or her Options that were exercisable at the time of such termination of employment will remain exercisable for two full years following the date of termination.

(c)  Where termination of employment of a Participant is due to death, or a Participant dies while the Option remains exercisable under paragraphs (b), (d), (e), (f) or (g) of this Section 4.7, all of his or her Options that were exercisable at the time of death may be exercised by the Participant’s beneficiary under an employee life insurance program of the Corporation or a Subsidiary as validly designated by the Participant, or, in the absence of such a designation, the executor or administrator of the Participant’s estate or by the person or persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution for two full years following the date of death.

(d)  Where termination of employment of a Participant is due to the disability of the Participant covered by a long-term disability plan of the Corporation or a Subsidiary then in effect, all of his or her Options that were exercisable at the time of such termination of employment shall remain exercisable for two full years following the date of termination of employment; provided, however, that (x) in a case where a Participant’s employment is terminated due to a disability, but a determination as to whether such disability is covered by such a long-term disability plan has not yet been finalized, such Options shall remain exercisable until such a determination is made and (y) solely for purposes of this Plan, in such circumstances a Participant’s employment shall be considered terminated when such Participant has stopped working for the Corporation or a Subsidiary for a six month period, as determined by the Corporation in accordance with its usual procedures.

(e)  Where the employment of a Participant is terminated by the Corporation or a Subsidiary without cause within two years after the occurrence of a Change in Control Event, the Participant shall have the right to exercise his or her Options within one year after the date such termination occurred to the extent such Options were exercisable at the time of such termination of employment. For purposes of this paragraph, “without cause” shall mean any termination of employment where it cannot be shown that the Participant has (i) willfully failed to perform his or her employment duties for the Corporation or a Subsidiary, (ii) willfully engaged in conduct that is materially injurious to the Corporation or a Subsidiary, monetarily or otherwise, or (iii) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud. For purposes of this paragraph, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Corporation or Subsidiary.

(f)  For Options granted pursuant to Section 4.3, where the employment of a Participant is terminated due to the sale of business unit or Subsidiary and the Participant is not displaced in accordance with the Corporation’s or a Subsidiary’s Employee Displacement Program (or any successor or similar program of like import), the Participant shall have the right to exercise his or her Options within one year from the date of his or her termination of employment to the extent such Options are exercisable upon such termination.

(g)  In the event a Participant is displaced from employment with the Corporation in accordance with the Corporation’s or a Subsidiary’s Employee

Displacement Program (or any successor or similar program of like import), his or her Options shall continue to become exercisable through the end of the Participant’s salary continuance period or, if the Participant elects to receive a lump sum payment, the last day of such Employee’s employment.

((h)  In the event all Employment of a Participant with the Corporation or a Subsidiary is terminated for any reason other than as stated in the preceding paragraphs (b) – ((g), his or her Options shall terminate upon such termination of employment.

((i)  Notwithstanding the foregoing, in no event shall an Option granted hereunder be exercisable after the expiration of its 10-year term and all Options that had not previously become exercisable pursuant to Section 4.6 shall expire upon the date of any termination of employment pursuant to the events listed in Sections 4.7(b) – (h), except as otherwise provided under Section 4.6(c).

4.8    No Agreements.    No agreements shall be issued with respect to Options granted under this Article IV; provided, however, that a Notice of the Option grant shall be provided to each Participant in such form and containing such terms and conditions as the Committee shall approve.

V.    Stock Subject to the Plan

5.1    Source of Shares.    Upon the exercise of an Option, the Corporation shall deliver to the Participant shares of Common Stock which may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Corporation’s treasury or issued and outstanding shares of Common Stock held by any employee stock benefit trust established by the Corporation.

5.2    Maximum Number of Shares.    The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options under this Plan shall not exceed 10,125,000 shares, subject to increases and adjustments as provided in Article VII.

5.3    Forfeitures.    If any Option granted hereunder expires or terminates for any reason without having been exercised in full, the unpurchased shares subject thereto shall be available for issuance under this Plan in connection with another Option.

VI.    Method of Exercise

6.1    Exercise.    An Option granted hereunder shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions this Plan, an Option may be exercised in whole or in part at such times and in compliance with such requirements as the Committee shall determine.

6.2    Payment.    Except as otherwise provided by rules or procedures adopted by the Committee, the Option Exercise Price shall be paid in cash, through a cashless exercise, or in shares of Common Stock having an aggregate Fair Market Value on the Date of Exercise equal to the aggregate Option Exercise Price; provided, however, that no shares may be delivered in payment of the Option Exercise Price unless such shares, or an equivalent number of shares, shall have been held by the Participant (or other person entitled to exercise the Option) for at least six months prior to such delivery.

6.3    Withholding Taxes.    Upon exercise of an Option by a Participant, the Corporation or any Subsidiary shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy any federal, state, local or other withholding tax or social security contribution requirements prior to the delivery of any certificate for such shares. The Corporation or any Subsidiary shall also have the right to withhold such amounts from other earnings due to a Participant and/or to sell shares otherwise due to a Participant upon exercise of an Option in payment of such amounts.

6.4    Shareholder Rights.    No Participant shall have any rights as a shareholder with respect to shares of Common Stock subject to his Option prior to the Date of Exercise of such Option.

VII.    Miscellaneous

7.1    General Restriction.    Each Option granted under Article IV shall be subject to the requirement that, if at any time the Committee shall determine that any listing or registration of the shares of Common Stock or any consent or approval of any governmental body, or any other agreement or consent is necessary or desirable as a condition of the granting of an Option or issuance of Common Stock in satisfaction thereof, such Option may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee.

7.2    Nontransferability.    Any Option granted under this Plan shall not be transferable except that in the case of the Participant’s death any Option that is exercisable at the time of death shall be transferred to the beneficiary under an employee life insurance program of the Corporation or a Subsidiary as validly designated by the Participant or, in the absence of such a designation, the Option shall be transferred by the Participant’s will or, if none, by the applicable laws of descent and distribution. Only the Participant to whom an Option is granted, or an eligible transferee in the event of the Participant’s death, may exercise such Option. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

7.3    No Right to Employment.    Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any Participant the right to continue in the employment of the Corporation or a Subsidiary or affect any right which the Corporation or a Subsidiary may have to terminate the employment of such Participant at any time with or without assigning a reason therefor.

7.4    Non-Uniform Determinations.    The Committee’s determinations under the Plan (including without limitation its determinations of the employees to receive Options) need not be uniform and may be made by it selectively among employees who receive, or are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.

7.5    Adjustments of Stock.    If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number and kind of shares available for grant under the Plan or subject to or granted pursuant to an Option and the price thereof, or other numeric limitations under the Plan, as applicable, shall be appropriately adjusted by the HR Committee or the Board of Directors.

7.6    Amendment or Termination of the Plan.    The HR Committee or the Board of Directors may at any time terminate the Plan or any part thereof and may from time to time amend the Plan as it may deem advisable. Any such action of the HR Committee or the Board of Directors may be taken without the approval of the Corporation’s shareholders, but only to the extent that such shareholder approval is not required by applicable law or regulation, including the rules of any stock exchange on which the Common Stock is listed. The termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect such Participant’s rights under an Option previously granted.

7.7    Awards to Foreign Nationals and Employees Outside the United States.    To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of the Plan, the Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purposes, without thereby affecting the terms of the Plan as in effect for any other purposes.

IN WITNESS WHEREOF, The Corporation has caused this Plan to be executed on this the 14th day of June, 2002.

ATTEST:	MELLON FINANCIAL CORPORATION

/S/ CARL KRASIK	By:	/S/ MARTIN G. MCGUINN
Carl Krasik, Secretary		Martin G. McGuinn Chairman and Chief Executive Officer

ANNEX A

Ineligible Businesses of the Corporation.

1.	Buck Consultants, Inc. – Branches located in the Netherlands and Belgium.

2.	Buck Consultants S.A.

3.	Dreyfus Brokerage Services, Inc.

ANNEX B

Eligible Partly Owned Subsidiaries

None